Exhibit 99.1

SELECT ENERGY SERVICES REPORTS FOURTH QUARTER AND FISCAL YEAR 2021 FINANCIAL RESULTS AND OPERATIONAL UPDATES

Revenue of $255 million generated during the fourth quarter of 2021, up 25% sequentially from the third quarter of 2021

Net income of $11.2 million and Adjusted EBITDA of $26.4 million during the fourth quarter of 2021

As previously announced, on October 1, 2021 closed on the acquisition of Agua Libre Midstream, LLC ("Agua Libre") and other water-related assets from Basic Energy Services, Inc. ("Basic")

As previously announced, on December 3, 2021 closed on the acquisition of the U.S. onshore assets of HB Rentals, L.C. ("HB Rentals"), a subsidiary of Superior Energy Services, Inc. ("Superior")

As previously announced, on December 13, 2021 entered into an agreement to acquire Nuverra Environmental Solutions, Inc. ("Nuverra")

HOUSTON, Feb. 22, 2022 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or the "Company"), a leading provider of sustainable water and chemical solutions to the U.S. unconventional oil and gas industry, today announced its financial results for the quarter and fiscal year ended December 31, 2021.

Consolidated Financial Information

Revenue for the fourth quarter of 2021 was $255.1 million as compared to $204.6 million in the third quarter of 2021 and $133.3 million in the fourth quarter of 2020. Net income for the fourth quarter of 2021 was $11.2 million as compared to a net loss of $14.2 million in the third quarter of 2021 and a net loss of $21.2 million in the fourth quarter of 2020.

For the fourth quarter of 2021, gross profit was $17.9 million, as compared to a gross profit of $9.0 million in the third quarter of 2021 and a gross loss of $3.9 million in the fourth quarter of 2020. Total gross margin was 7.0% in the fourth quarter of 2021 as compared to 4.4% in the third quarter of 2021 and (3.0)% in the fourth quarter of 2020. Gross margin before depreciation and amortization ("D&A") for the fourth quarter of 2021 was 16.6% as compared to 15.6% for the third quarter of 2021 and 14.5% for the fourth quarter of 2020.

SG&A during the fourth quarter of 2021 was $25.2 million as compared to $22.0 million during the third quarter of 2021 and $15.5 million during the fourth quarter of 2020. SG&A during the fourth quarter of 2021 and the third quarter of 2021 was impacted by non-recurring transaction costs of $2.0 million and $2.4 million, respectively.

Adjusted EBITDA was $26.4 million in the fourth quarter of 2021 as compared to $15.1 million in the third quarter of 2021 and $10.2 million in the fourth quarter of 2020. Adjusted EBITDA was negatively impacted by the deduction of $19.0 million of non-recurring bargain purchase price gains that benefited Net Income during the quarter related to our recent acquisition activity. Additionally, Adjusted EBITDA was impacted by $2.4 million of non-recurring transaction costs, $1.6 million of non-cash losses on asset sales, $0.4 million in lease abandonment costs, and $0.8 million in other adjustments. Non-cash compensation expense accounted for an additional $3.2 million adjustment. Please refer to the end of this release for reconciliations of gross profit (loss) before D&A (non-GAAP measure) to gross profit (loss) and of Adjusted EBITDA (non-GAAP measure) to net income (loss).

John Schmitz, Chairman of the Board, President and CEO, stated, "We wrapped up 2021 with another strong quarter of sequential revenue growth while expanding margins and recording positive net income. During the fourth quarter, we accelerated the execution of our strategy to improve and bolster our base business, advance our technology, ESG and diversification efforts, and execute on strategic M&A. While the fourth quarter was relatively stable from an industry activity standpoint, we outpaced our expectations and were able to generate 25% consolidated sequential revenue growth during the quarter. Additionally, Adjusted EBITDA increased significantly to $26.4 million, up 74% sequentially, supported by both our base business and our recent acquisitions.

"On the M&A front, we have seen meaningful contributions from our recent acquisitions, notably Complete Energy Services, which closed in the third quarter and Agua Libre and HB Rentals, which both closed in the fourth quarter. Setting aside the growth contributions from our recent M&A activity, our base business grew revenue sequentially by 14%. This continued growth was driven by a combination of market share capture and, more importantly, continued pricing improvements and operational efficiencies. Additionally, in the fourth quarter we announced an agreement to acquire Nuverra, a provider of environmental and water solutions in the Bakken, Haynesville and Northeast regions. The acquisition has been approved by a majority of Nuverra's shareholders and we anticipate it will close imminently.

"As I've mentioned before, consolidation is important for the industry, and I believe we will generate value through revenue and cost synergies resulting from these acquisitions. We will be diligent during 2022 about integrating these businesses, reducing costs and inefficiencies and generating cash through the sale of non-core or underutilized assets. With the current constructive commodity price backdrop and activity outlook, this consolidation strategy will put Select in a strong position to continue to grow the base business, meaningfully improve our pricing, capture market share and generate free cash flow.

"Through the combination of Complete, Agua Libre, HB Rentals and Nuverra, we will have added nearly $300 million of incremental annual run-rate revenue to the business since the beginning of the third quarter of 2021 through M&A. We will have also added a significant portfolio of water infrastructure assets, supported by a number of long-term contracts. These additions include more than 1.2 million barrels per day of permitted disposal capacity across the Permian, MidCon, Eagle Ford, Haynesville, Bakken, Rockies and Northeast regions. When combined with our existing assets, our company-wide permitted daily disposal capacity will have increased to more than 2.0 million barrels per day, providing considerable development potential for continued expansion of gathering and recycling networks.

"Importantly, this sizable infrastructure footprint provides us with access to a significant amount of recurring, long-lived produced water volumes which can be recycled as an alternative sustainable water source in attractive areas for development. During 2021, we developed six new recycling facilities backed by long-term contracts, increasing our overall recycling capacity to more than 525,000 barrels per day. I am confident that these recently constructed assets combined with our recently acquired assets position us extremely well to continue to develop new recycling opportunities, balance water logistics across multiple customers and support our customers in reaching their sustainability goals in the years to come.

"Ultimately, I am excited about our recent financial performance, M&A execution, our recycling projects and our other sustainability-focused investments. I firmly believe the consolidation strategy we've undertaken is needed in the marketplace and we are well positioned to execute on additional opportunities ahead. With growing activity, strong commodity prices and improved operational and financial performance, the future remains bright," concluded Schmitz.

Business Segment Information

The Water Services segment generated revenues of $140.7 million in the fourth quarter of 2021 as compared to $112.5 million in the third quarter of 2021 and $59.9 million in the fourth quarter of 2020. Gross margin before D&A for Water Services was 15.4% in the fourth quarter of 2021 as compared to 15.8% in the third quarter of 2021 and 7.0% in the fourth quarter of 2020. Revenues improved 25.1% sequentially, driven by roughly equal contributions from the existing business and the acquisitions that closed during the fourth quarter. Looking at the first quarter of 2022, the Company expects to see 5% – 10% revenue growth with modest improvements to gross margins before D&A, supported by continued pricing improvements, market activity and incremental contributions from the pending acquisition of Nuverra.

The Water Infrastructure segment generated revenues of $46.9 million in the fourth quarter of 2021 as compared to $36.8 million in the third quarter of 2021 and $36.1 million in the fourth quarter of 2020. Gross margin before D&A for Water Infrastructure was 25.8% in the fourth quarter of 2021 as compared to 22.5% in the third quarter of 2021 and 30.7% in the fourth quarter of 2020. Revenues improved 27.4% sequentially while pulling through 37.9% incremental margins, driven primarily by a combination of contributions from the Agua Libre acquisition and the Northern Delaware pipelines and related logistics. For the first quarter of 2022, the Company anticipates the combination of the contributions from the recent acquisitions, including the pending Nuverra acquisition, and the recently completed recycling projects will result in 10% – 15% revenue growth, with gross margins before D&A in mid- to high-20 percent range.

The Oilfield Chemicals segment generated revenues of $67.5 million in the fourth quarter of 2021 as compared to $55.4 million in the third quarter of 2021 and $37.3 million in the fourth quarter of 2020. Gross margin before D&A for Oilfield Chemicals was 12.6% in the fourth quarter of 2021 as compared to 10.5% in the third quarter of 2021 and 12.7% in the fourth quarter of 2020. Revenues improved 22.0% sequentially, well exceeding expectations, driven by growth in the Permian and MidCon regions. Gross margins improved sequentially driven by a combination of the reactivation of the Tyler manufacturing facility and pricing improvements. Supported by the recent strong revenue growth in the fourth quarter of 2021, the Company anticipates relatively stable revenues in this segment during the first quarter of 2022 with modest improvements to gross margins before D&A.

Cash Flow and Capital Expenditures

Cash flow from operations for the fourth quarter of 2021 was ($2.4) million as compared to ($2.5) million in the third quarter of 2021 and ($14.0) million in the fourth quarter of 2020. Net capital expenditures for the fourth quarter of 2021 were $4.1 million, comprised of $10.1 million of capital expenditures, partially offset by $6.0 million of cash proceeds from ordinary course asset sales. Cash flow from operations less capital expenditures, net of asset sales, was ($6.4) million during the fourth quarter of 2021. Additionally, cash flow used in investing activities during the fourth quarter of 2021 included approximately $14.4 million for the Company's acquisition of Agua Libre and $1.5 million for the Company's acquisition of HB Rentals, partially offset by $1.0 million of inflows from other investment-related activities.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $85.8 million as of December 31, 2021 as compared to $107.4 million as of September 30, 2021.

The Company had no borrowings outstanding under its revolving credit facility as of December 31, 2021. As of December 31, 2021 and September 30, 2021, the borrowing base under the revolving credit facility was $132.7 million and $140.4 million, respectively. The Company had available borrowing capacity under its revolving credit facility as of December 31, 2021 and September 30, 2021, of approximately $117.1 million and $124.8 million, respectively, after giving effect to $15.6 million of outstanding letters of credit as of both December 31, 2021 and September 30, 2021.

Total liquidity was $202.9 million as of December 31, 2021, as compared to $232.2 million as of September 30, 2021. The Company had 90,197,097 weighted average Class A shares outstanding and 16,221,101 weighted average Class B shares outstanding during the fourth quarter of 2021.

Acquisition of Agua Libre Midstream and Other Water Related Assets from Basic

On October 1, 2021, Select closed on the acquisition of substantially all of the assets of Agua Libre and certain water-related assets and operations of Basic and assumed liabilities in connection therewith, in each case pursuant to the terms of the stalking horse asset purchase agreement previously entered into with Basic and Agua Libre and as approved by the U.S. Bankruptcy Court for the Southern District of Texas on September 23, 2021 pursuant to Section 363 of the U.S. Bankruptcy Code. As consideration for the acquisition, Select issued 902,593 shares of Class A common stock and paid $14.5 million in cash to Basic to close the transaction, subject to standard post-closing adjustments, and assumed certain liabilities.

Agua Libre is a leading provider of water midstream, logistics and production services to the oil and gas industry, including operations in Texas, New Mexico, Oklahoma and North Dakota.

HB Rentals Acquisition

On December 3, 2021, Select closed on the acquisition of the U.S. onshore rentals and accommodations operations of HB Rentals. In consideration for this acquisition, Select issued 1.2 million shares of Class A common stock and paid $1.5 million in cash, subject to standard post-closing adjustments, to Superior to close the transaction.

With current operations in the Permian, Haynesville, MidContinent, Northeast and Rockies regions, HB Rentals operates as a leading rentals and accommodations company with a footprint across the U.S. Going forward, the Company expects to operate the HB Rentals assets within its Peak rentals and accommodations business within the Water Services segment.

Acquisition of Nuverra Environmental Solutions, Inc.

On December 13, 2021 Select entered into an agreement to acquire Nuverra. Under the terms of the agreement, Nuverra stockholders will receive 0.2551 shares of Select Class A common stock for each share of Nuverra common stock, or approximately 4.15 million shares of Select Class A common stock in exchange for all outstanding shares of Nuverra. Additionally, Select anticipates assuming and repaying approximately $19.0 million of Nuverra's indebtedness at closing. The transaction was unanimously approved by each of Select's and Nuverra's board of directors and a majority of Nuverra's stockholders. Accordingly, the transaction is expected to close imminently.

Nuverra is an energy-focused environmental solutions company, providing comprehensive, full-cycle environmental solutions, including the removal, treatment, recycling, transportation and disposal of restricted solids, fluids and hydrocarbons for exploration and production companies operating across the U.S., including in the Bakken, Haynesville, Marcellus and Utica Shales.

Conference Call

Select has scheduled a conference call on Wednesday, February 23, 2022 at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address http://investors.selectenergyservices.com/events-and-presentations. A telephonic replay of the conference call will be available through March 9, 2022 and may be accessed by calling 201-612-7415 using passcode 13726211#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select Energy Services, Inc. and its consolidated subsidiaries (collectively referred to as "Select" or the "Company") is a leading provider of sustainable water and chemical solutions to the oil and gas industry. Select develops, manufactures and delivers a full suite of chemical products for use in oil and gas well completion and production operations as well as integration into the full water life-cycle. These solutions are supported by the Company's critical water infrastructure assets and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of oilfield water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the continued success of the Company. For more information, please visit Select's website, http://www.selectenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "could," "believe," "anticipate," "expect," "project," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to: the severity and duration of world health events, including the COVID-19 pandemic, which has negatively impacted our business; actions by the members of OPEC+ with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; and other factors discussed or referenced in the "Risk Factors" section of our most recent Annual Report on Form 10-K, our subsequently filed Quarterly Reports on Form 10-Q and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Contacts:	Select Energy Services
Chris George - VP, Investor Relations & Treasurer
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard
713-529-6600
WTTR@dennardlascar.com

WTTR-ER

SELECT ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended			Year Ended December 31,
	December 31, 2021	September 30, 2021	December 31, 2020	2021	2020
Revenue
Water Services	$140,727	$112,474	$59,932	$394,075	$319,766
Water Infrastructure	46,873	36,787	36,129	154,789	125,356
Oilfield Chemicals	67,528	55,372	37,278	215,756	159,983
Total revenue	255,128	204,633	133,339	764,620	605,105
Costs of revenue
Water Services	118,994	94,667	55,745	346,730	291,734
Water Infrastructure	34,757	28,494	25,046	115,887	99,546
Oilfield Chemicals	59,012	49,583	32,554	191,115	143,550
Other	—	—	703	—	740
Depreciation and amortization	24,456	22,904	23,233	90,028	98,800
Total costs of revenue	237,219	195,648	137,281	743,760	634,370
Gross profit (loss)	17,909	8,985	(3,942)	20,860	(29,265)
Operating expenses
Selling, general and administrative	25,248	22,044	15,462	83,076	74,364
Depreciation and amortization	595	562	668	2,430	2,872
Impairment of goodwill and trademark	—	—	—	—	276,016
Impairment and abandonment of property and equipment	—	—	—	—	7,910
Lease abandonment costs	414	154	1,857	894	4,350
Total operating expenses	26,257	22,760	17,987	86,400	365,512
Loss from operations	(8,348)	(13,775)	(21,929)	(65,540)	(394,777)
Other (expense) income
(Loss) gain on sales of property and equipment and divestitures, net	(147)	315	(1,088)	(2,068)	(2,815)
Interest expense, net	(457)	(419)	(503)	(1,711)	(2,136)
Foreign currency gain (loss), net	1	(6)	45	2	39
Bargain purchase gain	18,985	—	—	18,985	—
Other income (expense), net	1,629	(222)	1,286	673	(3,519)
Income (loss) before income tax (expense) benefit	11,663	(14,107)	(22,189)	(49,659)	(403,208)
Income tax (expense) benefit	(358)	32	981	(147)	1,476
Equity in losses of unconsolidated entities	(150)	(129)	—	(279)	—
Net income (loss)	11,155	(14,204)	(21,208)	(50,085)	(401,732)
Less: net (income) loss attributable to noncontrolling interests	(1,662)	2,160	3,225	7,860	63,048
Net income (loss) attributable to Select Energy Services, Inc.	$9,493	$(12,044)	$(17,983)	$(42,225)	$(338,684)

Net income (loss) per share attributable to common stockholders:
Class A—Basic	$0.11	$(0.14)	$(0.21)	$(0.48)	$(3.98)
Class B—Basic	$—	$—	$—	$—	$—

Net income (loss) per share attributable to common stockholders:
Class A—Diluted	$0.10	$(0.14)	$(0.21)	$(0.48)	$(3.98)
Class B—Diluted	$—	$—	$—	$—	$—

SELECT ENERGY SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

	As of December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$85,801	$169,039
Accounts receivable trade, net of allowance for credit losses of $4,401 and $9,157, respectively	232,824	129,392
Accounts receivable, related parties	219	69
Inventories	44,456	33,384
Prepaid expenses and other current assets	31,486	19,621
Total current assets	394,786	351,505
Property and equipment	943,515	878,902
Accumulated depreciation	(551,727)	(528,537)
Total property and equipment, net	391,788	350,365
Right-of-use assets, net	47,732	52,331
Other intangible assets, net	108,472	116,079
Other long-term assets, net	7,414	5,079
Total assets	$950,192	$875,359
Liabilities and Equity
Current liabilities
Accounts payable	$36,049	$12,995
Accrued accounts payable	52,051	21,359
Accounts payable and accrued expenses, related parties	1,939	519
Accrued salaries and benefits	22,233	16,279
Accrued insurance	13,408	9,788
Sales tax payable	2,706	1,415
Accrued expenses and other current liabilities	19,544	12,077
Current operating lease liabilities	13,997	14,019
Current portion of finance lease obligations	113	307
Total current liabilities	162,040	88,758
Long-term operating lease liabilities	53,198	60,984
Other long-term liabilities	39,780	19,735
Total liabilities	255,018	169,477
Commitments and contingencies
Class A common stock, $0.01 par value; 350,000,000 shares authorized and 94,172,920 shares issued and outstanding as of December 31, 2021; 350,000,000 shares authorized and 86,812,647 shares issued and outstanding as of December 31, 2020	942	868
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized; no shares issued or outstanding as of December 31, 2021 and December 31, 2020	—	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 16,221,101 shares issued and outstanding as of December 31, 2021 and December 31, 2020	162	162
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2021 and December 31, 2020	—	—
Additional paid-in capital	950,464	909,278
Accumulated deficit	(359,472)	(317,247)
Total stockholders' equity	592,096	593,061
Noncontrolling interests	103,078	112,821
Total equity	695,174	705,882
Total liabilities and equity	$950,192	$875,359

SELECT ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net (loss) income	$(50,085)	$(401,732)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization	92,458	101,672
Net loss on disposal of property and equipment and divestitures	2,068	2,405
Equity in losses of unconsolidated entities	279	—
Bad debt (recovery) expense	(139)	6,373
Amortization of debt issuance costs	688	688
Inventory write-downs	239	852
Equity-based compensation	9,469	5,764
Impairment of goodwill and trademark	—	276,016
Impairment and abandonment of property and equipment	—	7,910
Bargain purchase gain	(18,985)	—
Loss on divestitures	—	410
Unrealized loss (gain) on short-term investment	2,044	(1,799)
Other operating items, net	(1,795)	(407)
Changes in operating assets and liabilities
Accounts receivable	(80,127)	142,873
Prepaid expenses and other assets	(15,108)	14,886
Accounts payable and accrued liabilities	42,746	(50,101)
Net cash (used in) provided by operating activities	(16,248)	105,810
Cash flows from investing activities
Proceeds from sale of securities	730	—
Proceeds received from divestitures	—	197
Purchase of property and equipment	(39,994)	(21,239)
Investment in note receivable	(1,101)	(3,000)
Purchase of equity method investments	(2,200)	—
Collection of note receivable	167	—
Distribution from cost method investment	180	200
Acquisitions, net of cash received	(34,740)	—
Proceeds received from sales of property and equipment	12,502	18,449
Net cash used in investing activities	(64,456)	(5,393)
Cash flows from financing activities
Borrowings from revolving line of credit	—	—
Payments on long-term debt	—	—
Payments of finance lease obligations	(320)	(264)
Proceeds from share issuance	58	76
(Distributions to) contributions from noncontrolling interests	(1,074)	354
Repurchase of common stock	(1,206)	(10,876)
Net cash used in financing activities	(2,542)	(10,710)
Effect of exchange rate changes on cash	8	64
Net (decrease) increase in cash and cash equivalents	(83,238)	89,771
Cash and cash equivalents, beginning of period	169,039	79,268
Cash and cash equivalents, end of period	$85,801	$169,039

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with GAAP. We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to accounting principles generally accepted in the U.S. ("GAAP"), plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains) and plus/(minus) losses/(gains) on unconsolidated entities less bargain purchase gains from business combinations. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit (loss) is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net loss, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,			Year Ended December 31,
	December 31, 2021	September 30, 2021	December 31, 2020	2021	2020
	(unaudited)			(unaudited)
	(in thousands)			(in thousands)
Net income (loss)	$11,155	$(14,204)	$(21,208)	$(50,085)	$(401,732)
Interest expense, net	457	419	503	1,711	2,136
Income tax expense (benefit)	358	(32)	(981)	147	(1,476)
Depreciation and amortization	25,051	23,466	23,901	92,458	101,672
EBITDA	37,021	9,649	2,215	44,231	(299,400)
Impairment of goodwill and trademark	—	—	—	—	276,016
Bargain purchase gain	(18,985)	—	—	(18,985)	—
Non-cash loss on sale of assets or subsidiaries	1,560	189	2,866	4,596	9,767
Impairment and abandonment of property and equipment	—	—	—	—	7,910
Non-recurring severance expenses	—	—	—	3,225	7,168
Non-cash compensation expenses	3,221	2,302	1,706	9,469	5,764
Non-recurring transaction costs	2,386	2,709	1,289	5,656	4,439
Lease abandonment costs	414	154	1,857	894	4,350
Yard closure costs related to consolidating operations	—	—	—	—	2,961
Other non-recurring charges	608	—	347	608	1,969
Equity in losses of unconsolidated entities	150	129	—	279	—
Foreign currency (gain) loss, net	(1)	6	(45)	(2)	(39)
Adjusted EBITDA	$26,374	$15,138	$10,235	$49,971	$20,905

The following table presents a reconciliation of gross profit before D&A to total gross loss, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,			Year Ended December 31
	December 31, 2021	September 30, 2021	December 31, 2020	2021	2020
	(unaudited)			(unaudited)
	(in thousands)			(in thousands)
Gross profit (loss) by segment
Water services	$7,047	$4,109	$(9,646)	$(6,432)	$(33,726)
Water infrastructure	4,720	1,433	4,091	11,945	(1,789)
Oilfield chemicals	6,142	3,443	2,316	15,347	6,990
Other	—	—	(703)	—	(740)
As reported gross profit (loss)	17,909	8,985	(3,942)	20,860	(29,265)

Plus depreciation and amortization
Water services	14,686	13,698	13,833	53,777	61,758
Water infrastructure	7,396	6,860	6,992	26,957	27,599
Oilfield chemicals	2,374	2,346	2,408	9,294	9,443
Other	—	—	—	—	—
Total depreciation and amortization	24,456	22,904	23,233	90,028	98,800

Gross profit before D&A	$42,365	$31,889	$19,291	$110,888	$69,535

Gross profit (loss) before D&A by segment
Water services	21,733	17,807	4,187	47,345	28,032
Water infrastructure	12,116	8,293	11,083	38,902	25,810
Oilfield chemicals	8,516	5,789	4,724	24,641	16,433
Other	—	—	(703)	—	(740)
Total gross profit before D&A	$42,365	$31,889	$19,291	$110,888	$69,535

Gross margin before D&A by segment
Water services	15.4%	15.8%	7.0%	12.0%	8.8%
Water infrastructure	25.8%	22.5%	30.7%	25.1%	20.6%
Oilfield chemicals	12.6%	10.5%	12.7%	11.4%	10.3%
Other	n/a	n/a	n/a	n/a	n/a
Total gross margin before D&A	16.6%	15.6%	14.5%	14.5%	11.5%